EXHIBIT 2.3

SECOND AMENDMENT TO PURCHASE AND SALE AGREEMENT
REAL ESTATE

Reference is made to that certain Purchase and Sale Agreement dated as of February 5, 2015 as amended by the First Amendment to Purchase Agreement dated as of May 11, 2015 by and between Crouch Investment Group, LLC (“Purchaser”) and Realmark Property Investors Limited Partnership-II (“Seller”).

Seller and Purchaser, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged further agree and amend the Purchase and Sale Agreement as follows:

1. Purchaser has deposited a total of $65,000 in escrow with the Escrow Agent as called for by the First Amendment to Purchase and Sale Agreement.  Section 1.4 is further amended from the terms set forth in item 2 of the First Amendment to Purchase and Sale Agreement by calling for Purchaser to make an additional deposit of $85,000 to the Escrow Agent on or before June 26, 2015.

2. The parties further agree that the Escrow Agent shall release $100,000 of the total deposit and pay over said sum to the Seller immediately upon receipt of the additional deposit from the Purchaser.  Said amount shall be wire transferred to the account of the Seller pursuant to wire instructions attached hereto and made a part hereof.

3. The Escrow Agent shall continue to hold the remaining sum of $50,000 in escrow pursuant to the terms of the Purchase and Sale Agreement as amended to be disbursed in accordance with the Purchase Agreement as of the Closing Date.

4. Upon Purchaser making the additional deposit called for in this Second Amendment, then and in that event the Closing Date set forth in the Contract as amended shall be extended until not later than July 31, 2015, time being of the essence.

5. All other terms and conditions set forth in the original Purchase and Sale Agreement, the First Amendment to Purchase and Sale Agreement and as set forth herein are otherwise confirmed and ratified by the parties.

6. The terms of this Second Amendment are made a part of the Purchase and Sale Agreement.

Crouch Investment Group, LLC

By:       s/ Charles W. Crouch

Realmark Property Investors Limited Partnership-II

By:       s/ Matthew P. Iak
            President